EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT



The Genlyte Group Incorporated does business under the names of Bronzelite, Crescent, Diamond F, ExceLine, Forecast, Genlyte Controls, Hadco, Lightolier, Stonco, and Wide-Lite. Genlyte has the following subsidiaries:

1. Canlyte, Inc., a Canadian Corporation. Canlyte does business under the names of Keene-Widelite, Lightolier, Prodel, Stonco and CFI (Canadian Fluorescent Industries).

2.      Diaman-Mexo, S.A. de C.V., a Mexican Corporation.

3.      Lightolier de Mexico, S.A. de C.V., a Mexican Corporation.